Citigroup Inc.	May 30, 2013 Medium-Term Senior Notes, Series H Pricing Supplement No. 2013-CMTNH0090 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-172562
Digital Securities Based on Shares of the Financial Select Sector SPDR® Fund Due June 4, 2015

Overview
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The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than or less than the stated principal amount, depending on the performance of shares of the Financial Select Sector SPDR® Fund (the “underlying shares”) from the initial share price to the final share price.

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The securities offer a fixed positive return at maturity if the price of the underlying shares remains the same or appreciates at all from the initial share price to the final share price, regardless of the extent of that appreciation. In exchange, investors in the securities must be willing to forgo (i) any appreciation of the underlying shares in excess of the fixed positive return at maturity and (ii) any dividends that may be paid on the underlying shares.  In addition, investors in the securities must be willing to accept full downside exposure to the underlying shares. If the final share price is less than the initial share price, you will lose 1% of the stated principal amount of your securities for every 1% of that decline. You may lose up to all of your investment in the securities.

▪
In order to obtain the modified exposure to the underlying shares that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we default on our obligations.

KEY TERMS
Underlying shares:	Shares of the Financial Select Sector SPDR® Fund (the "ETF" or "underlying share issuer") (NYSE Arca symbol: "XLF")
Aggregate principal amount:	$1,380,000
Stated principal amount:	$1,000 per security
Pricing date:	May 30, 2013
Issue date:	June 4, 2013
Valuation date:	June 1, 2015, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	June 4, 2015
Payment at maturity:
For each $1,000 stated principal amount security you hold at maturity:
▪ If the final share price is greater than or equal to the initial share price:
$1,000 + the fixed return amount
▪ If the final share price is less than the initial share price:
$1,000 × the share performance factor
If the final share price declines from the initial share price, your payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion and up to all of your investment.

Initial share price:	$20.17 (the closing price of the underlying shares on the pricing date)
Final share price:	The closing price of the underlying shares on the valuation date
Fixed return amount:	$180.00 per security (18.00% of the stated principal amount). You will receive the fixed return amount only if the final share price is greater than or equal to the initial share price.
Share performance factor:	The final share price divided by the initial share price
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	1730T0TD1 / US1730T0TD18
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1), (2)	Underwriting fee(3)	Proceeds to issuer(3)
Per security:	$1,000.00	$20.00	$980.00
Total:	$1,380,000.00	$27,600.00	$1,352,400.00
(1) On the date of this pricing supplement, the estimated value of the securities is $950.30 per security.  The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate.  It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance.  See “Valuation of the Securities” in this pricing supplement.
(2) The issue price for investors purchasing the securities in fee-based advisory accounts will be $980.00 per security, assuming no custodial fee is charged by a selected dealer, and up to $982.50, assuming the maximum custodial fee is charged by a selected dealer.  See “Supplemental Plan of Distribution” in this pricing supplement.
(3) The underwriting fee is variable but will not exceed $20.00 per security (or $2.50 per security in the case of sales to fee-based advisory accounts).   The per security proceeds to issuer above represent the minimum per security proceeds to Citigroup Inc., assuming the maximum per security underwriting fee. The total underwriting fee and proceeds to issuer shown above give effect to the actual amount of this variable underwriting fee.  For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.   In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, in connection with your investment in the securities.

Product Supplement No. EA-02-02 dated December 27, 2012    Underlying Supplement No. 2 dated December 27, 2012

Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.

Digital Securities Based on Shares of the Financial Select Sector SPDR® Fund Due June 4, 2015

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlying shares. These events and their consequences are described in the accompanying product supplement in the sections "Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date", "—Dilution and Reorganization Adjustments" and "—Delisting, Liquidation or Termination of an ETF", and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying shares that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

The initial share price is a “Relevant Price” for purposes of the section "Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments" in the accompanying product supplement.  Accordingly, the initial share price is subject to adjustment upon the occurrence of any of the events described in that section.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial share price to the final share price.

Investors in the securities will not receive any dividends on the underlying shares or the stocks included in or held by the ETF. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the ETF” below.

Your actual payment at maturity per security will depend on the actual final share price. The examples below are intended to illustrate how your payment at maturity will depend on whether the final share price is greater than or less than the initial share price and, if less, how much less.

Example 1—Upside Scenario A. The hypothetical final share price is $21.99 (a 9.00% increase from the initial share price), which is greater than the initial share price by less than the fixed return of 18.00%.

Payment at maturity per security = $1,000 + the fixed return amount

May 2013	PS-2

Citigroup Inc.

Digital Securities Based on Shares of the Financial Select Sector SPDR® Fund Due June 4, 2015

= $1,000 + $180.00
= $1,180.00

Because the underlying shares appreciated from their initial share price to their hypothetical final share price, your total return on the securities at maturity would equal the fixed return of 18.00%.

Example 2—Upside Scenario B. The hypothetical final share price is $25.82 (a 28.00% increase from the initial share price), which is greater than the initial share price by more than the fixed return of 18.00%.

Payment at maturity per security = $1,000 + the fixed return amount

= $1,000 + $180.00
= $1,180.00

Because the underlying shares appreciated from their initial share price to their hypothetical final share price, your total return on the securities at maturity would equal the fixed return of 18.00%.  In this scenario, however, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying shares.

Example 3—Downside Scenario. The hypothetical final share price is $10.09 (a 50.00% decrease from the initial share price), which is less than the initial share price.

Payment at maturity per security = $1,000 × the share performance factor

= $1,000 × 50.00%
= $500.00

Because the hypothetical final share price decreased from the initial share price, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the underlying shares.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the underlying shares.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

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You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying shares. If the final share price is less than the initial share price, you will lose 1% of the stated principal amount of the securities for every 1% by which the final share price is less than the initial share price. There is no minimum payment at maturity on the securities.

▪
The securities do not pay interest.  Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

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Your potential return on the securities is limited.  Your potential total return on the securities at maturity is limited to the fixed return at maturity of 18.00%, which is equivalent to a fixed payment at maturity of $1,180.00 per security. If the underlying shares appreciate by more than 18.00%, the securities will underperform a direct investment in the underlying shares. When any dividends paid on the underlying shares are taken into account, the securities may underperform a direct investment in the underlying shares even if the underlying shares appreciate by less than 18.00%, because holders of the securities will not receive those dividends.

▪
You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the ETF. As of May 30, 2013, the trailing 12-month dividend yield of the underlying shares was 1.23%. While it is impossible to know the future dividend yield of the underlying shares, if this trailing 12-month dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of 2.46% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the underlying shares or in another investment linked to the underlying shares that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

▪
Your payment at maturity depends on the closing price of the underlying shares on a single day. Because your payment at maturity depends on the closing price of the underlying shares solely on the valuation date, you are subject to the risk that the closing price of the underlying shares on that day may be lower, and possibly significantly lower, than on one or more other dates

May 2013	PS-3

Citigroup Inc.

Digital Securities Based on Shares of the Financial Select Sector SPDR® Fund Due June 4, 2015

during the term of the securities. If you had invested directly in the underlying shares or in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the underlying shares, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Inc. If we default on our obligations under the securities, you may not receive any payments that become due under the securities.

▪
The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪
The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪
The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, dividend yields on the underlying shares and the stocks held by the ETF and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

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The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

▪
The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

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The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the price and volatility of the stocks held by the ETF, the dividend yields on the underlying shares and the stocks held by the ETF, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The

May 2013	PS-4

Citigroup Inc.

Digital Securities Based on Shares of the Financial Select Sector SPDR® Fund Due June 4, 2015

▪	amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪
Our offering of the securities is not a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or the stocks held by the ETF or in instruments related to the underlying shares or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other of our affiliates’ activities may adversely affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪
The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who may continue to take positions directly in the underlying shares or stocks held by the ETF or in instruments related to the underlying shares or such stocks. Our affiliates also trade the underlying shares, the stocks held by the ETF and other financial instruments related to the underlying shares and such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪
We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer or the issuers of the stocks held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

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Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement.  In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend.  Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per share.  If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected.  See "Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends" in the accompanying product supplement.

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An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the underlying shares.  For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above.  Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event.  Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

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The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger.  Additionally, if the underlying shares are delisted or the ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlying shares.  See "Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Delisting, Liquidation or Termination of an ETF" in the accompanying product supplement.

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The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events, corporate events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪
The price of the underlying shares may not completely track the performance of the Financial Select Sector Index. The price of the underlying shares will reflect transaction costs and fees of the ETF that are not included in the calculation of the Financial Select Sector Index. In addition, the ETF may not hold all of the shares included in, and may hold securities and derivative instruments that are not included in, the Financial Select Sector Index.

▪
Changes made by the investment adviser to the underlying share issuer or by the sponsor of the Financial Select Sector Index may adversely affect the underlying shares. We are not affiliated with the investment adviser to the underlying share issuer or with the sponsor of the Financial Select Sector Index. Accordingly, we have no control over any changes such investment

May 2013	PS-5

Citigroup Inc.

Digital Securities Based on Shares of the Financial Select Sector SPDR® Fund Due June 4, 2015

adviser or sponsor may make to the underlying share issuer or the Financial Select Sector Index. Such changes could be made at any time and could adversely affect the performance of the underlying shares.

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The securities are subject to risks associated with the financial services industry.  All or substantially all of the securities held by the ETF are issued by companies whose primary line of business is directly associated with the financial services sector, including the following sub-sectors: banking, mortgage finance, consumer finance, specialized finance, investment banking and brokerage, asset management and custody, corporate lending, insurance and financial investment and real estate, including real estate investment trusts (or REITs). Because the value of the securities is linked to the performance of the ETF, an investment in these securities will be concentrated in the financial services sector. Financial services companies are subject to extensive government regulation, which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change or due to increased competition. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can have, and in recent years have had, a negative impact on the sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments affecting real estate could have, and in recent years have had, a major effect on the value of real estate securities (which include REITs). As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the financial services sector than a more diversified investment.

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Citigroup Inc. is an issuer of equity securities held by the ETF. We are currently an issuer of equity securities held by Financial Select Sector SPDR® Fund, but, to our knowledge, we are not currently affiliated with any other company the equity securities of which are held by the ETF. We do not have any ability to control the actions of the other issuers of such equity securities. None of the proceeds of this offering will go to the underlying share issuer or the other issuers of equity securities held by the ETF, and none of those issuers are involved in the offering of the securities in any way. Neither those issuers nor Citigroup Inc. have any obligation to consider your interests as a holder of the securities in taking any corporate actions that might affect the value of your securities.

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The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with consequences described below under “United States Federal Tax Considerations.” In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

May 2013	PS-6

Citigroup Inc.

Digital Securities Based on Shares of the Financial Select Sector SPDR® Fund Due June 4, 2015

Information about the Underlying Shares

The Financial Select Sector SPDR® Fund (the “underlying share issuer”) is an investment portfolio managed by Select Sector SPDR® Trust, a registered investment company, and SSgA Funds Management, Inc., the investment adviser to the underlying share issuer. The underlying share issuer is registered with the SEC as part of the Select Sector SPDR® Trust.

Information provided to or filed with the SEC by Select Sector SPDR® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares trade on the NYSE Arca under the ticker symbol “XLF.”

The underlying share issuer is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the financial services sector of the U.S. equity market, as represented by the Financial Select Sector Index. The Financial Select Sector Index is a modified market capitalization-based index owned by S&P Dow Jones Indices LLC.  Please refer to the sections “Risk Factors” and “Fund Descriptions—Financial Select Sector SPDR® Fund” in the accompanying underlying supplement for important disclosures regarding the underlying shares, including certain risks that are associated with an investment linked to the underlying shares.

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer.  We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither Citigroup Inc. nor CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer.

The securities represent obligations of Citigroup Inc. only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

May 2013	PS-7

Citigroup Inc.

Digital Securities Based on Shares of the Financial Select Sector SPDR® Fund Due June 4, 2015

Historical Information

The graph below shows the closing prices of the underlying shares for each day such price was available from January 2, 2008 to May 30, 2013.  The table that follows shows the high and low closing prices of, and dividends paid on, the underlying shares for each quarter in that same period.  We obtained the closing prices and other information below from Bloomberg L.P., without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance.

Financial Select Sector SPDR® Fund	High	Low	Dividends
2008
First Quarter	$29.50	$23.40	$$0.26149
Second Quarter	$27.67	$20.20	$$0.19805
Third Quarter	$22.64	$17.18	$$0.19964
Fourth Quarter	$20.58	$9.39	$$0.37219
2009
First Quarter	$12.69	$6.20	$$0.00000
Second Quarter	$13.02	$9.06	$$0.08622
Third Quarter	$15.34	$11.10	$$0.10762
Fourth Quarter	$15.71	$14.02	$$0.05234
2010
First Quarter	$16.02	$13.66	$$0.03636
Second Quarter	$17.05	$13.81	$$0.03056
Third Quarter	$15.08	$13.44	$$0.03333
Fourth Quarter	$16.01	$14.34	$$0.05619
2011
First Quarter	$17.20	$15.91	$$0.04187
Second Quarter	$16.70	$14.71	$$0.05288
Third Quarter	$15.65	$11.53	$$0.05031
Fourth Quarter	$14.05	$11.28	$$0.08044

May 2013	PS-8

Citigroup Inc.

Digital Securities Based on Shares of the Financial Select Sector SPDR® Fund Due June 4, 2015

Financial Select Sector SPDR® Fund	High	Low	Dividends
2012
First Quarter	$15.97	$13.30	$$0.04978
Second Quarter	$15.91	$13.37	$$0.06782
Third Quarter	$16.28	$14.22	$$0.00000
Fourth Quarter	$16.69	$15.16	$$0.06611
2013
First Quarter	$18.47	$16.85	$$0.16613
Second Quarter (through May 30, 2013)	$20.17	$17.83	$$0.00000

The closing price of the underlying shares on May 30, 2013 was $20.17.

We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

United States Federal Tax Considerations

You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

▪	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

▪
Upon a sale or exchange of the securities, or retirement of the securities at maturity, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the securities. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), any gain or loss recognized upon sale, exchange or retirement of the securities should be long-term capital gain or loss if you held the securities for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of securities may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code, with respect to the underlying shares. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Although the matter is unclear, the “net underlying long-term capital gain” may equal the amount of long-term capital gain you would have realized if on the issue date you had purchased shares with a value equal to the amount you paid to acquire your securities and subsequently sold those shares for their fair market value at the time your securities are sold, exchanged or retired. Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section of the accompanying product supplement called “United States Federal Tax Considerations – Potential Application of Section 1260 of the Code” for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you with respect to the securities provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be

May 2013	PS-9

Citigroup Inc.

Digital Securities Based on Shares of the Financial Select Sector SPDR® Fund Due June 4, 2015

subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $20.00 for each $1,000 stated principal amount security sold in this offering (or up to $2.50 per security in the case of sales to fee-based advisory accounts).  The actual underwriting fee will be equal to $20.00 for each security sold by CGMI directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph.  CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $20.00 for each security they sell to accounts other than fee-based advisory accounts.  CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $2.50 for each security they sell to fee-based advisory accounts.  Broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such affiliated broker-dealers will receive a fixed sales commission, of $20.00 for each security they sell.  CGMI will pay the registered representatives of CGMI a fixed sales commission of $20.00 for each security they sell directly to the public.

CGMI is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement and prospectus supplement and “Plan of Distribution” in the accompanying prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We have hedged our obligations under the securities through CGMI or other of our affiliates.  CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines.  This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities.  For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Certain Additional Selling Restrictions

Chile

The securities are being offered as of the date hereof solely to Qualified Investors (Inversionistas Calificados) pursuant to the private placement exemption provided by General Rule No. 306 of the Superintendencia de Valores Y Seguros (the "SVS"). The offering of the securities has not been and will not be registered with the Chilean Securities Registry or the Registry of Foreign Securities of the SVS and, therefore, the securities are not subject to oversight by the SVS and may not be sold publicly in Chile. The issuer of the securities is not obligated to make information available publicly in Chile regarding the securities.

Peru

The information contained in this pricing supplement has not been reviewed by the Superintendencia del Mercado de Valores (Peruvian Securities Market Superintendency or SMV; formerly, the Comisión Nacional Supervisora de Empresas y Valores or CONASEV). Neither the Regulations for Initial Offers and Sale of Securities (CONASEV Resolution 141-98-EF/94.10) nor the obligations regarding the information applicable to securities registered with the Registro Público del Mercado de Valores (Peruvian Stock Market Public Registry) apply to this private offering.

Uruguay

In Uruguay, the securities are being placed relying on a private placement (“oferta privada”) pursuant to section 2 of law 18.627, as amended. The securities are not and will not be registered with the Central Bank of Uruguay to be publicly offered in Uruguay.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond

May 2013	PS-10

Citigroup Inc.

Digital Securities Based on Shares of the Financial Select Sector SPDR® Fund Due June 4, 2015

(the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated January 17, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on January 17, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the securities nor the issuance and delivery of the securities, nor the compliance by Citigroup Inc. with the terms of the securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2013 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

May 2013	PS-11